SpectRx, Inc. unaudited pro forma condensed combined statements of operations for the year ended December 31, 2001 and unaudited pro forma condensed combined statements of operations and the unaudited pro forma condensed combined balance sheet as of and for the nine months ended September 30, 2002.

THE UNAUDITED PRO FORMA FINANCIAL INFORMATION HAS BEEN PREPARED BY THE MANAGEMENT OF SPECTRX BASED ON THE HISTORICAL FINANCIAL STATEMENTS OF SPECTRX THE UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION IS PREPARED FOR INFORMATIONAL PURPOSES ONLY AND IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS OR OF ACTUAL RESULTS THAT WOULD HAVE BEEN ACHIEVED HAD THE SALE BEEN CONSUMMATED AT THE BEGINNING OF THE PERIODS PRESENTED, NOR IS IT INDICATIVE OF FUTURE FINANCIAL POSITION OR RESULTS OF OPERATIONS.

THE UNAUDITED PRO FORMA FINANCIAL INFORMATION SHOULD BE READ IN CONJUNCTION WITH SPECTRX'S HISTORICAL FINANCIAL STATEMENTS AND RELATED NOTES CONTAINED IN IT'S ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT QUARTERLY REPORTS ON FORM 10-Q, OTHER INFORMATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AS WELL AS HISTORICAL FINANCIAL STATEMENTS AND NOTES IN THE FORM 8-K TO WHICH THIS INFORMATION IS FILED AS AN EXHIBIT.

SpectRx, Inc
Unaudited Pro Forma Consolidated Statements of Operations
(in thousands, except per share data)

		Pro forma		Pro forma
	Year Ended	Adjustments	[1]	Year Ended
	December 31,			December 31,
	2001			2001

REVENUE
Product Sales	$2,358	($2,194)		$164
Collaborative agreements	100	(100)		0
Total	2,458	(2,294)		164

COST OF SALES	2,064	(2,025)		39

GROSS MARGIN	394	(269)		125

EXPENSES
Research & development	3,842			3,842
Sales & marketing	846	(609)		237
General & administrative	2,941			2,941
Total	7,629	(609)		7,020

Operating loss	(7,235)	340		(6,895)

OTHER INCOME	14			14

INTEREST INCOME	255			255

NET LOSS	(6,966)	340		(6,656)
PREFERRED STOCK DIVIDENDS	(315)			(315)
LOSS AVAILABLE TO COMMON STOCKHOLDERS	($7,281)	$340		($6,971)

Net Loss Per Share
Basic & Diluted	($0.75)			($0.75)

Common Equivalent Shares Outstanding
Basic & Diluted	9,646			9,336

SpectRx, Inc
Unaudited Pro Forma Consolidated Statements of Operations
(in thousands, except per share data)

				Pro forma
	Nine Months	Pro forma		Nine Months
	Ended September 30,	Adjustment	[2]	Ended September 30,
	2002			2002

REVENUE
Product Sales	$1,924	($1,642)		$282
Collaborative agreements	1,100	(100)		1,000
Total	3,024	(1,742)		1,282

COST OF SALES	1,173	(933)		240

GROSS MARGIN	1,851	(809)		1,042

EXPENSES
Research & development	4,658	(258)		4,400
Sales & marketing	1,454	(325)		1,129
General & administrative	2,414			2,414
Total	8,526	(583)		7,943

Operating loss	(6,675)	(226)		(6,901)

OTHER INCOME	0			0

INTEREST INCOME	81			81

NET LOSS	(6,594)	(226)		(6,820)
PREFERRED STOCK DIVIDENDS	(236)			(236)
LOSS AVAILABLE TO COMMON STOCKHOLDERS	($6,830)	($226)		($7,056)

Net Loss Per Share
Basic & Diluted	($0.61)			($0.63)

Common Equivalent Shares Outstanding
Basic & Diluted	11,196			11,196

	SpectRx, Inc
	UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
	(IN THOUSANDS)
				Pro forma
	September 30,	Pro forma		September 30,
	2002	Adjustments		2002
ASSETS

CURRENT ASSETS
Cash & Cash Equivalents	$2,290	$3,883	[3]	$6,173
Accounts Receivable	430			430
Inventory	775	(775)		0
Other Current Assets	1,076			1,076
Total Current Assets	4,571	3,108		7,679

PROPERTY & EQUIPMENT
Property & Equipment, Net	463			463
Intangibles	3,925			3,925
Due from related parties	579			579
Total Non-Current Asset	4,967	0		4,967

TOTAL ASSETS	$9,538	$3,108		$12,646

LIABILITIES & STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts Payable	$565			$565
Deferred gain		2,000		2,000
Accrued Liabilities	865			865
Short Term Debt	1,917			1,917
Total Current Liabilities	3,347	2,000		5,347

COLLABORATIE PARTNER ADVANCE	381			381

REDEEMABLE CONVERTIBLE PREFERRED STOCK	3,043			3,043

STOCKHOLDERS' (DEFICIT) EQUITY
Preferred stock	1,170			1,170
Common stock	11			11
Additional paid-in-capital	47,845			47,845
Treasury stock	(38)			(38)
Deferred compensation	(80)			(80)
Accumulated deficit	(46,110)	1,108	[4]	(45,002)
Notes Receivable from officers	(31)			(31)
Total Stockholdrers' Equity	2,767	1,108		3,875

TOTAL LIABILITIES & EQUITY	$9,538	$1,108		$12,646

The unaudited pro forma financial statements, reflect the assumed consummation of the sale as of September 30, 2002 for pro forma balance sheet and January 1, 2001 for the pro forma statements of income.

Note 1:

 Reflects changes directly attributed to revenue and expenses of the BiliCheck(R) product line. Assuming the investment of cash proceeds from the sale, additional interest income earned would be approximately $78,000.

Note 2:

Reflects changes directly attributable to revenue and expenses of the BiliCheck(R) product line. Assuming the investment of cash proceeds from the sale additional interest income earned would be approximately $59,000.

Note 3:

Reflects $4,000,000 cash received less $117,000 in transaction related costs from the sale.

Note 4:

Reflects $4,000,000 cash received less $2,000,000 deferred gain less $117,000 in transaction related costs from the sale.